EXHIBIT 1


                               ITEM 2 INFORMATION

     The  partners of DLCC are Charles R. Drummond, Ladd A. Drummond and Timothy
E. Drummond (the "Partners"). The principal occupations and business addresses of the Partners are as follows:

Name  and  Business  Address               Occupation
----------------------------               ----------

Charles  R.  Drummond                      Chairman, Chief Executive Officer and
3000  W.  Warner  Avenue                   Treasurer  of DocPlanet.com,  Inc.
Santa  Ana,  California  92704-5311

Ladd  A.  Drummond                         Partner  of  DLCC
623  Kihekah
Pawhuska,  Oklahoma  74056

Timothy  E.  Drummond                      Partner  of  DLCC
623  Kihekah
Pawhuska,  Oklahoma  74056


     During the last five years, none of the parties listed above has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the last five years, none of the parties listed above has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

     The  Partners  are  citizens  of  the  United  States.